                                                                    Exhibit 2.2

                               SHAREHOLDERS AGREEMENT

    This Shareholders Agreement (this "Agreement") is entered into as of this 6th day of February, 1997, by and among Magellan Health Services, Inc., a Delaware corporation ("Magellan"), John T. Lincoln ("Lincoln"), Paul G. Shoffeitt ("Shoffeitt") (Magellan, Lincoln and Shoffeitt hereinafter referred to collectively as the "Shareholders" or individually as a "Shareholder") and Care Management Resources, Inc., a Florida corporation (the "Corporation").

                               W I T N E S S E T H:

    WHEREAS, the Corporation is authorized to issue 500,000 shares of common stock (the "Common Stock");

    WHEREAS, pursuant to the transactions contemplated by that certain Stock Purchase Agreement dated of even date herewith between Lincoln, Shoffeitt and Magellan (the "Stock Purchase Agreement"), each of the Shareholders is or will be the owner of the number of shares of the Common Stock set forth on Exhibit A attached hereto (all or a portion of which are sometimes hereinafter referred to as the "Shares");

    WHEREAS, the Shareholders desire to set forth certain rights and obligations among themselves and the Corporation; and

    WHEREAS, the parties hereto desire that certain limitations and restrictions should be placed upon the sale and transfer of the Shares;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1   Restrictive Legend.

    1.1 So long as this Agreement shall remain in force, there shall be inscribed conspicuously upon each certificate representing the Shares, the following restrictive legend;

         The shares represented by this certificate are subject to a certain Shareholders Agreement effective as of February 6, 1997, and all amendments thereto, copies of which Agreement and all amendments thereto are on file at the principal office of the Corporation, and any sale, bequest, pledge, encumbrance, mortgage, transfer, gift, assignment, distribution or other disposition of this certificate in violation of said Agreement shall be invalid.

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws. They may not be sold, transferred, conveyed, pledged or hypothecated unless they have first been registered under said laws or unless the shares are exempt from registration under said laws.

     1.2 All references in this Agreement to the Shares shall be deemed to include all subsequent acquisitions of shares of the capital stock of the Corporation by any of the Shareholders, including without limitation, the acquisition of shares of capital stock of the Corporation in connection with any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, separation, reorganization or the like, occurring after the date hereof.

2    Right of Co-Sale

     2.1 In the event that Magellan desires to make a disposition of all or any of its Shares pursuant to the terms of a bona fide, written, third party offer (the "Offer"), Magellan shall deliver written notice of such intention to each of the other Shareholders (the "Other Shareholders"). If the Offer is for the purchase of Shares, Magellan shall not sell any Shares unless the party who has offered to purchase the Shares also extends the Offer in writing (the "Offer Notice") to each of the Other Shareholders to purchase a proportional amount of their Shares on the same terms and conditions and at the same price per share as specified in the Offer, including any remuneration or other benefit paid to Magellan or any of its parents or subsidiaries, or their respective affiliates or stockholders. In the case of the Offer being made for consideration other than cash, the amount of the consideration other than cash shall be deemed to be the fair market value of such consideration as determined mutually by the Other Shareholders and the Board of Directors of the Corporation acting in good faith, as evidenced by a resolution of the Board of Directors, and the Offer Notice will be deemed to include such cash price terms.

     2.2 The Other Shareholders shall have 30 days from the date of receipt of the Offer Notice to exercise the right of co-sale by delivering to the Corporation and Magellan notice of such exercise.

     2.3 Magellan shall have the right to compel the Other Shareholders to sell a proportional amount of their Shares pursuant to the terms and conditions contained in the Offer, provided that Magellan notifies each of the Other Shareholders of its election to compel such sale in its Offer Notice delivered to the Other Shareholders, and also provided that the offeror is not an affiliate, subsidiary or parent of the Corporation or Magellan.

     2.4 No Closing shall occur with respect to Magellan unless a Closing will also occur with respect to the Other Shareholders (if any) who have elected to participate in the Offer; provided however that in the event the Closing with respect to the Other Shareholders fails to occur due to a reason other than the breach of the offeror's duty, the Closing with respect to Magellan shall be allowed to occur, notwithstanding the failure to close with respect to the Other Shareholder(s). The Closing of the transactions pursuant to an Offer shall occur contemporaneously with respect to Magellan's and the Other Shareholder's Shares and shall be in accordance with the provisions of Section 8 hereof.

     2.5 Magellan agrees that in the event that it sells, transfers, conveys or disposes of all or any of its Shares in a transaction other than as described in Section 2.1 hereof, whether or not it is part of a reorganization, recapitalization or other similar event, each of the Other Shareholders shall be entitled to receive its proportionate share, based on its percentage of the issued and outstanding shares of capital stock of the Corporation held immediately prior to such event, of any remuneration, payment or other benefit paid to Magellan or to any of its parents, subsidiaries, affiliates or stockholders in connection with such transaction.

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

3   OTHER SHAREHOLDERS' PUT RIGHT.  At any time after two years from the date hereof, each of the Other Shareholders shall have the right to sell to Magellan, and Magellan hereby agrees to purchase, all of the number of shares of Common Stock specified by the Other Shareholder(s) of either (or both) of the Other Shareholder's Shares (but in no event shall an Other Shareholder specify less than the greater of (i) all of his then issued and outstanding Shares or (ii) 2.5% of the total number of shares of Common Stock then issued and outstanding) at ninety percent (90%) of the fair market value of such Shares, as determined at the time of such put notice by an appraiser selected by mutual agreement of Magellan and the Other Shareholder(s) who elect to exercise such put option. If the Other Shareholder(s) and Magellan cannot agree upon an appraiser, each of the Other Shareholder(s) and Magellan shall select an appraiser (the "Individual Appraisers"), and the Individual Appraisers shall then mutually select an independent appraiser of national reputation (the "Independent Appraisers"). The Independent Appraiser shall then perform the appraisal, and its determination shall be binding and conclusive on the parties hereto. Each party shall pay all costs and fees of its Individual Appraiser, and the parties shall each pay one-half (or one-third, if both of the Other Shareholders are selling) of the costs of the Independent Appraiser; provided that the Other Shareholder shall pay the entire costs of the Independent Appraiser in connection with any exercise of his rights under this Section 3 following the first such exercise of his rights hereunder. The Other Shareholders may only exercise their rights under this Section 3 in writing and may do so no more than once in any twelve month period. In the event that one of the Other Shareholders exercises his rights under this Section 3, such Other Shareholder and Magellan shall schedule a Closing, in accordance with the provisions of Section 8 hereof, for the purchase and sale of such Shares to be held within sixty (60) days of the exercise of such notice.

4   RIGHT OF FIRST REFUSAL.  No Shareholder (a "Selling Shareholder") shall dispose of any of its Shares without first delivering, in writing, to each of the other Shareholders (the "Non-Selling Shareholders") notice of such intended disposition (the "First Notice"), including a summary of the terms and conditions thereof (the "Section 4 Offer"). The Non-Selling
Shareholders shall have the right and option, which shall be non-assignable, to purchase, at the price and on the terms and conditions provided in the Section 4 Offer, all (but not less than all) of the Shares to which the Section 4 Offer relates (the "Offered Shares"), in proportion to their then current holdings of shares of the Corporation, or in such other proportion as the Non-Selling Shareholders may agree. If either or both of the Non-Selling Shareholders desire to exercise their option, they shall deliver a notice (the "Second Notice") to that effect to the Selling Shareholder and to the other Non-Selling Shareholder within twenty (20) days after the receipt of the Section 4 Offer. In the event that one of the Non-Selling Shareholders gives a timely Second Notice and other Non-Selling Shareholder does not, then the electing Non-Selling Shareholder shall have the right to purchase the remaining Offered Shares by giving notice (the "THIRD NOTICE") to the first Non-Selling Shareholder and to the Selling Shareholder no later than ten (10) days after the expiration of the time by which Second Notices were to have been delivered, and if such Non-Selling Shareholder fails to timely send a Third Notice electing to purchase all of the Offered Shares, then the Non-Selling Shareholders shall be deemed to have elected not to purchase any of the Offered Shares. The Selling Shareholder and the Non-Selling Shareholders who elect to purchase the Offered Shares shall agree upon a date, not later than twenty (20) days from the service of the Second Notice (or Third Notice, if applicable), on which the Closing shall be held in accordance with Section 8 hereof. In the event that the Non-Selling Shareholders do not give timely notice of the exercise of their option to purchase all of the Offered Shares, then within ninety (90) days from the expiration or termination of such option period, the Offered Shares may be sold by the Selling Shareholder to a third party; provided that the sale is made pursuant to the terms of the Section 4 Offer included in the First Notice and provided that such third party purchaser executes and delivers to each of the Non-Selling Shareholders executed counterparts of this agreement (substituting the name of such third party purchaser in place of each reference herein to the Selling Shareholder). If for any reason no such transfer occurs within such ninety (90) day period, the Offered Shares shall remain subject to this Agreement, and any subsequent disposition of the Shares must be made in accordance with the provisions hereof.

5     Maintenance of Pro Rate Share
      -----------------------------

      5.1 During the period commencing on the date hereof and terminating at such time, if ever, as Magellan and/or its majority owned subsidiaries have invested or loaned to the Corporation funds equal to Ten Million Dollars ($10,000,000) (the "Funding Period"), the Corporation shall not issue any equity securities which would reduce the percentage of the issued and outstanding capital stock of the Corporation held by either of the Other Shareholders below the percentage held immediately prior to such issuance, without the consent of each of the Other Shareholders, which may be granted or denied in their sole and absolute discretion; provided however, that the Corporation shall be permitted to issue at any time equity securities of any class to any third party customer of the Corporation in connection with a transaction pursuant to which the Corporation is acquiring substantial business and operating revenues from such customer. Nothing contained in this Section 5.1 or any other provision of this Agreement shall be construed to obligate Magellan to invest or loan to the Corporation any amount of funds, all such investments and loans being in the sole discretion of Magellan.

     5.2 After the Funding Period, for as long as one of the Other Shareholders owns some or all of his Shares, such Other Shareholder shall have the right to purchase any or all of his pro rata share of any New Securities (as defined below) which the Corporation may propose to issue and sell, on the same terms and conditions under which the New Securities are to be offered to third parties. Such right shall be exercisable by written notice delivered within 45 days of receipt of written notice from the Corporation of the proposed issuance of New Securities, which notice shall include a detailed description of all facts and circumstances relating to such issuance. The Other shareholder's pro rata share, for purposes of this section, is the ratio of the number of Shares owned by such Other Shareholder immediately prior to the issuance of New Securities to the total number of issued and outstanding shares of Common stock, determined on a fully diluted basis, immediately prior to the issuance of the New Securities.

     5.3 "New Securities" shall mean any capital stock of the Corporation, whether now authorized or not (including, but not limited to, shares of the Corporation's capital stock held in its treasury), and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock, but shall not include any securities issued in connection with (i) any requirement that the Corporation issue securities for distribution to a third party customer from whom the Corporation is receiving or will immediately receive substantial business and operating revenues or (ii) any additional equity investment by a third party investor, if all parties hereto consent to such investment.

     5.4 The rights granted pursuant to this Section 5 shall expire upon, and shall not be applicable to, the first sale of Common Stock of the Corporation to the public, which sale is effected pursuant to an underwritten registration statement filed with, and declared effective by, the Securities and Exchange Commission.

     5.5 The rights granted pursuant to this Section 5 shall not be construed as granting to any Shareholder preemptive rights with respect to the issuance of New Securities to employees of the Corporation pursuant to employee incentive stock options.

     5.6 Any purchase of New Securities under this Section 5 shall be made in accordance with the provisions of Section 8 hereof.

     5.7 In the event of a stock split, stock dividend, combination of shares, recapitalization, reorganization or other change in the capital structure of the Corporation, then the number and the kind of shares covered by this Agreement shall be appropriately adjusted to reflect such change in such manner as the Corporation may, in good faith, deem equitable to prevent dilution of the Shareholders.

6     Incidental Registration Rights
      ------------------------------

     6.1 If the Corporation at any time proposes to register any of its securities for sale for its own account or for the account of any other person, it shall give written notice (the "Corporation's Notice") to each of the Other Shareholders of its intention to do so at least fifteen (15) days prior to the filing of a registration statement with respect to such registration with the Securities and Exchange Commission (the "Commission"). If either (or both) of the Other Shareholders desires to exercise his registration rights hereunder with respect to his Shares, he may demand the registration of his Shares in connection with the Corporation's registration at no cost or expense to the Other Shareholder (including without limitation, for filing fees, attorney fees or any other items) be delivering to the Corporation, within thirty (30) business days after the delivery of the Corporation's Notice, written notice of such request (the "Shareholder's Notice") stating the number of Shares to be registered. The Corporation shall use its commercially reasonable best efforts to cause all Shares specified in the Shareholder's Notice to be registered under the Securities Act of 1933, as amended (the "Securities Act"), so as to permit the sale or other disposition by such Shareholder.

     6.2 If the managing underwriter of such public offering advises the Corporation in writing that the inclusion in the offering of some or all of the Shares sought to be registered by the Other Shareholder(s) creates a significant risk that the price per share which the Corporation will derive from such offering will be adversely affected, or that the number of shares sought to be registered is too large a number to be reasonably sold, then Magellan and the Other Shareholders will proportionally decrease the number of their Shares to be included in such offering so that no more than the number of Shares as the managing underwriter advises can be sold without such adverse impact will be included.

     6.3 The Corporation may, for any reason and without the consent of the Other Shareholders, determine not to proceed with any registration and abandon the proposed offering, whereupon the Corporation shall be relieved of any further obligations under the terms of this Section 6 to proceed with such registration or offering.

     6.4 At any time more than 270 days following an offering of Common Stock of the Corporation, the Other Shareholders shall be entitled to cause the Corporation to file, by demand made jointly or individually by the Other Shareholders (the "Shareholder Demand"), at no cost or expense to them (including without limitation, for filing fees, attorney fees or any other items), an additional registration statement with the Commission to cover all, but not less than all, of their unregistered Shares of the same class of Shares; provided however, that if a Shareholder Demand is made independently by one of the Other Shareholders and the second Other Shareholder elects not to join in the Shareholder Demand, such second Other Shareholder shall be barred from making a Shareholder Demand for a period of eighteen (18) months after the expiration of the effectiveness of the registration statement filed in connection with the earlier Shareholder Demand.

     6.4.1 If all of the Shares sought to be registered under any Shareholder Demand can be lawfully sold immediately (i.e., without reduction in quantity due to volume restrictions) pursuant to Rule 144 or Rule 144A of the Securities Act, then the Corporation shall notify the Shareholder submitting such Shareholder Demand that Rule 144 or Rule 144A, as applicable, is available, in which event, the Corporation shall not be required to register such Shares.

     6.4.2 The Other Shareholders shall not be entitled to make or participate in more than one Shareholder Demand, notwithstanding any subsequent acquisition by either of them of additional, unregistered Shares.

  6.5 Pursuant to any registration subject to a Shareholder's Notice or Shareholder Demand, the Corporation shall use its commercially reasonable best efforts to register or qualify the shares covered by such registration statement under such state securities, blue sky or other applicable laws of such jurisdictions as each Shareholder with Shares to be covered by the registration shall reasonably request to enable such Shareholder to consummate the public sale or other disposition of the Shares owned by such Shareholder; provided that the Corporation shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service in any such jurisdiction. Notwithstanding the foregoing, such Shareholder shall have the right to require the Corporation to complete a registration in any or all of the states listed on Schedule 6.5 regardless of whether the Corporation is required thereby to file a qualification to do business or a consent to service of process.

  6.6 Upon receipt of a written notice from the Corporation to suspend sales to permit the Corporation to correct or update a registration statement or prospectus, each of the Shareholders shall not (until further notice, not more than ninety (90) days following the date of the notice to suspend sales) effect any sales of his Shares.

  6.7 Following the effective date of a registration statement filed by the Corporation hereunder, the Corporation shall prepare and file with the Commission such amendments and supplements to such registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement effective and current, until the earlier of (i) the sale of all securities offered for sale pursuant to the registration statement, or (ii) one hundred eighty (180) days after the effective date of the registration statement.

  6.8 Immediately after the date on which a registration statement filed by the Corporation under the Securities Act becomes effective, the Corporation shall use its commercially reasonable best efforts to file with the Commission all reports, financial statements and other documents and to take all other actions necessary to make available current public information with regard to the Corporation to enable the Shareholders to make sales of Shares pursuant to Rule 144 and/or Rule 144A of the Commission under the Securities Act.

     6.9 If the Corporation files a registration statement in connection with an underwritten public offering, each of the Shareholders, if so requested by the managing underwriter of such public offering, shall not effect any sale or distribution of any Shares (except pursuant to such registration statement) of the capital stock of the Company, whether now owned or hereafter acquired, during the period commencing with the effective date of such registration statement and ending on the close of business on the one hundred and eightieth (180th) day thereafter or such time as the registration statement is withdrawn, whichever is earlier.

     6.10 Notwithstanding anything to the contrary contained herein, any Other Shareholder who elects to have his Shares registered for sale hereunder, shall bear all fees and expenses of any counsel engaged by such Other Shareholder in connection therewith, and all underwriting discounts, brokerage fees or commissions relating to the sale of his Shares.

7   Successor Entity and Subsequent Shareholders
    --------------------------------------------

     7.1 If the Corporation is merged into or consolidated with another corporation or other legal entity and the Corporation is not the surviving entity, (i) in the event Magellan shall be the majority shareholder in the new entity, Magellan shall make appropriate provision for the preservation of the rights and obligations of the parties hereto under this Agreement and
(ii) in the event Magellan shall be a minority shareholder in the new entity, Magellan shall make appropriate provisions such that the Other Shareholders, if any, who will also become minority shareholders of the new entity will have the same rights and obligations as Magellan with respect to their status as minority shareholders in the new entity.

     7.2 In the event that a third party shall become a shareholder of the Corporation prior to any public offering of any securities of the Corporation pursuant to a transfer under Sections 2 or 4 hereof (a "Subsequent Shareholder"), such Subsequent Shareholder shall be bound by the terms and obligations of this Agreement to the same extent as an Other Shareholder.

     7.3 In the event that an officer, director or employee of Magellan or of any of its subsidiaries shall become a shareholder of the Corporation and shall have additional or differing shareholder rights (and obligations directly related to those rights) from those set forth herein, the Other Shareholders, upon their written consent (such consent to be as to the entire set of rights and obligations and not only as to selected rights and obligations), shall be deemed to also have such additional or differing shareholder rights (and obligations directly related to those rights);
provided however, that nothing in this Section 7.3 shall apply to the purchase price paid by any such shareholder for his or her Shares.

8    CLOSING. At any closing held to transfer Shares pursuant to the provisions of any sections of this Agreement (a "Closing"):

     8.1 The location shall be at the offices of the Corporation unless otherwise agreed to by all of the parties to the Closing.

     8.2 The selling party or parties shall deliver to the purchasing party certificates representing the Shares to be sold, duly endorsed in blank or accompanied by stock powers endorsed in blank. In the

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event that the selling party is an Other Shareholder, and that such Other
Shareholder will, after such sale hold less than two percent of the outstanding Shares, such Other Shareholder shall also deliver to the Corporation, to the extent applicable, his resignation as a director, officer and/or employee of the Corporation as well as that of any individual who holds such a position with the Corporation due to his or her affiliation with the selling party.

     8.3 The purchasing party shall pay to the selling party the applicable purchase price at the closing by delivery of a cashier's check for the full amount of the purchase price.

     8.4 Except as otherwise provided herein, each party shall pay its own expenses incidental to any transaction provided for in this Agreement.

9    Election of Directors. Magellan agrees to vote its shares to cause John
T. Lincoln to be a member of the Board of Directors of the Corporation until the later to occur of (i) he no longer holds at least a two percent (2%) interest in the outstanding Common Stock of the Corporation or (ii) the termination of his employment with the Corporation.

10   Financial Information. So long as an Other Shareholder holds any
Shares, the Corporation shall deliver to such Other Shareholder (i) such periodic financial information regarding the Corporation as is routinely prepared by or on behalf of the Corporation, and (ii) notice of all material transactions involving the Corporation; provided however, that such notice may, at the Corporation's discretion, be delivered after the consummation of such material transaction or transactions.

11   Competing Activities.

     11.1 Magellan convenants and agrees, that so long as Magellan holds any Shares, Magellan and each entity which controls, is controlled by, or is under common control with Magellan, will refrain from, directly or indirectly entering into, conducting, carrying on or engaging in the Business (as defined in Exhibit B attached hereto) anywhere in the United States.

     11.2 Each of the Other Shareholders convenants and agrees, that, subject to the terms of any current or subsequent agreements, including, but not limited to the Employment Agreement, and any other employment agreements or noncompete agreements entered into by an Other Shareholder and Magellan or the Corporation, (i) so long as an Other Shareholder shall be either a director, officer, employee or consultant of the Corporation, such Other Shareholder shall refrain from directly or indirectly entering into, conducting, carrying on or engaging in the Business anywhere in the United States and (ii) so long as an Other Shareholder owns any Shares, such Other Shareholder shall refrain from obtaining or having any equity interest in any entity which is directly or indirectly entering into, conducting, carrying on or engaging in the Business anywhere in the United States, except for the ownership of less than 2% of the shares of any company, the shares of which are traded on any national securities exchange or are quoted on NASDAQ.

     11.3 For purposes of this Agreement, the words "directly or indirectly" shall include participating in any entity or enterprise as an owner, partner, limited partner, joint venturer, stockholder or in any other capacity, including without limitation, as principal or agent, or through any person, subsidiary or employee acting as nominee, agent or otherwise.

    11.4 Notwithstanding anything to the contrary contained herein, the Business shall not include (i) any consulting business related to behavioral health care, or (ii) the business conducted by Public Solutions, Inc., which consists of providing or managing behavioral health care services pursuant to contracts with federal, state and local governments and governmental agencies, providing health and human services, including behavioral healthcare services, to the mentally retarded, the developmentally disabled, the elderly, persons under the control or supervision of criminal/juvenile justice systems and other designated populations.

12 Representations and Warranties of Magellan. Magellan represents and warrants to Shareholder, as of the date hereof, as follows:

    12.1 Magellan is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

    12.2 Magellan has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the necessity of any act, approval or consent of any other person or entity whomsoever. The execution, delivery and performance by Magellan of this Agreement and each and every agreement, document and instrument provided for herein have been duly authorized and approved by the Board of Directors of Magellan. This Agreement, and each and every other agreement, document and instrument to be executed and delivered by Magellan in connection herewith constitute or will, when executed and delivered, constitute the valid and binding obligation of Magellan, enforceable against it in accordance with their respective terms.

    12.3 The execution and delivery by Magellan of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any provision of the charter or bylaws of Magellan, (b) violate, conflict with or result in a breach of any agreement, instrument or understanding to which Magellan is a party or to which any of its assets are subject or (c) violate any order, decree, judgment, statute, regulation, ordinance or other law or requirement to which the Magellan or any of its parents, subsidiaries or affiliates are subject.

    12.4 No consent, approval, authorization, order, filing or registration by or with any person not a party to this Agreement or any governmental or quasi-governmental or regulatory agency is required to be obtained by Magellan with regard to the execution of this Agreement or of any other agreement or instrument contemplated herein or of the consummation of the transactions contemplated hereby or thereby.

13 Non-Exclusive Remedy. The enforcement by any party hereto of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.

14 Equitable Relief. Each of the Shareholders acknowledges and agrees that a breach by it of any of the provisions contained in this Agreement will cause the Corporation and the other Shareholders irreparable injury and damage. By reason thereof, each of the Shareholders agrees that each party hereto shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise and without the posting of any bond, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

15. Severability; Independence of Covenants. In the event that any one or more of the provisions of this Agreement or any word, phrase, clause, sentence or other portion thereof shall be deemed to be illegal or unenforceable for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws. Each of the parties hereto does hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable laws.

16. Notices. All notices, demands, requests, consents and approvals which may be or are required to be given or made pursuant to any provisions of this Agreement shall be given or made in writing and shall be served personally, by overnight courier or mailed by prepaid certified or registered mail, return receipt requested, to the address of each of the parties hereto as set forth below:

          If to the Corporation:

               Mr. Steve Davis
               Care Management Resources, Inc.
               3414 Peachtree Road, N.E., Suite 1400
               Atlanta, Georgia 30326

          If to Lincoln:

               Mr. John T. Lincoln
               1500 Atlantic Boulevard #308
               Key West, Florida 33040

          With a copy to:

               Alan M. Schwartz, Esq.
               9861 Broken Land Parkway
               Suite 340
               Columbia, Maryland 21046

          If to Shoffeitt:

               Paul G. Shoffeitt
               2640 Jennings Chapel Road
               Woodbine, Maryland 21797

          With a copy to:

               Alan M. Schwartz, Esq.
               9861 Broken Land Parkway
               Suite 340
               Columbia, Maryland 21046

          If to Magellan:

               Magellan Health Services, Inc.
               3414 Peachtree Road, N.E., Suite 1400
               Atlanta, Georgia 30326
               Attn: Cherie Fuzzell, Esq.

or such other address as any of the parties may from time to time advise the other parties hereto by notice in writing. The date of receipt of any such notice, demand or request shall be deemed to be the date of giving of such notice, demand or request if delivered personally, or if mailed or couriered as aforesaid, the date such notice was delivered to the recipient.

17   Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective administrators, legal representatives, personal representatives, nominees, heirs, successors and permitted assigns and transferees.

18   Counterparts.  This Agreement may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart.

19   Assignment.  The Shareholders may only assign this Agreement with the prior, written consent of the other parties hereto.

20   No Waiver.  The failure of any party hereto to enforce the terms of this
Agreement on one or more occasions shall not act to waive any of such party's rights with respect to any subsequent breach of this Agreement by any other party.

21   Amendments.  This Agreement may not be amended except in a writing duly executed by each of the parties hereto.

22 Construction. The parties acknowledge and agree that this Agreement is the result of extensive negotiations between the parties and their respective counsel, and that this Agreement shall not be construed against either party by virtue of its role or its counsel's role in the drafting hereof.

23 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Georgia which apply to a contract executed and to be performed entirely within the State of Georgia, without regard to principles of conflicts of laws.

24 Headings. The headings in this Agreement are provided for convenience of reference only and are not to be deemed a part of this Agreement.

25 Conflicts With By-Laws. In the event of a conflict between the provisions of this Agreement and the By-laws of the Corporation, the provisions of this Agreement shall govern the conflicting By-law provision.

26 Termination. This Agreement shall remain in effect until terminated by the mutual written agreement of all the parties hereto; provided however, that in the event that any Shareholder ceases to hold any Shares, this Agreement shall terminate with respect to such Shareholder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                       LINCOLN:
Witness:
/s/ Illegible                          /s/ John T. Lincoln
-----------------------------          ----------------------------------------
                                       John T. Lincoln


                                       SHOFFEITT:
Witness:
/s/ Illegible                          /s/ Paul G. Shoffeitt
-----------------------------          ----------------------------------------
                                       Paul G. Shoffeitt

                                       MAGELLAN:
                                       Magellan Health Services, Inc.

Attest:                                By: /s/ E.M. Crawford
                                          -------------------------------------
                                       Name: E. Mac Crawford
                                            -----------------------------------
/s/ Illegible                          Title: Chairman, CEO and President
-----------------------------                ----------------------------------

                                       CORPORATION:
                                       Care Management Resources, Inc.

                                       By: /s/ John T. Lincoln
                                           ------------------------------------
Attest:                                Name:  John T. Lincoln
/s/ Illegible                                 ---------------------------------
-----------------------------          Title: President
                                              ---------------------------------

                                  EXHIBIT A

                        LIST OF SHAREHOLDERS' SHARES

          Party                                                 Number of Shares
          -----                                                 ----------------
         Magellan Health Services, Inc.                         340,000
         John T. Lincoln                                         30,000
         Paul G. Shoffeitt                                       30,000

                                  Schedule 6.5


                             Registration Territory


California, Florida, Georgia, Illinois, Indiana, Maine, New Jersey, New York, Pennsylvania, Rhode Island and Texas.

                                   EXHIBIT B
                                   ---------

                             DEFINITION OF BUSINESS

The term "Business" shall mean the business of providing specialty managed health care services in the areas of cardiology, ophthalmology, diabetes, asthma, oncology and other medical sub-specialty areas, including related case or care management, administrative services, utilization management, quality management, certification or pre-admission or pre-treatment certification, assessment and referral, staff clinical services, provider network services and preferred/exclusive provider organization services. Notwithstanding the foregoing, the term "Business" shall not include telemedicine services (e.g., member retention, member/patient satisfaction, compliance monitoring, physician scheduling and nurse triage), whether relating to the specialty managed care services provided by the Corporation otherwise. Notwithstanding the foregoing, it is anticipated that the Corporation and such subsidiary offering telemedicine services will offer their respective services in a "bundled" fashion to their respective customers on such basis as may be mutually agreed by the Corporation and such subsidiary.